Exhibit 23.2

February 26, 2014

Mr. Ross Burkenstock

Superior Energy Services, Inc.

601 Poydras Street, Suite 2400

New Orleans, Louisiana 70130

Dear Mr. Burkenstock:

In accordance with your request, we have enclosed our Consent of Independent Petroleum Engineers and Geologists for the Form 10-K Registration Statement to be filed by Superior Energy Services, Inc. with the U.S. Securities and Exchange Commission.

Our Consent is based on our review of the draft provided to us on February 26, 2014, and is conditioned upon there being no further changes made that relate to us in the Form 10-K. In the event your subsequent filings include further changes relating to our reserves estimates or our firm, we would like to review such changes and provide a new Consent letter.

Please send us a copy of the final Form 10-K when filed with the U.S. Securities and Exchange Commission. Please let us know if we can be of further assistance.

Sincerely,

/s/ Danny D. Simmons

Danny D. Simmons, P.E.

President and Chief Operating Officer

RBT:SKB

Enclosure

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

4500 THANKSGIVING TOWER • 1601 ELM STREET • DALLAS, TEXAS 75201-4754 • PH: 214-969-5401 • FAX: 214-969-5411	nsai@nsai-petro.com
1221 LAMAR STREET, SUITE 1200 • HOUSTON, TEXAS 77010-3072 • PH: 713-654-4950 • FAX: 713-654-4951	netherlandsewell.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the use of our name included or incorporated by reference in this Annual Report on Form 10-K of Superior Energy Services, Inc., for the year ended December 31, 2013, and to the incorporation of our report of estimates of reserve and present value of future net reserves as of December 31, 2011 and 2013 (our Reports) into this Annual Report on Form 10-K. In addition, we hereby consent to the use of our name included or incorporated by reference and to the incorporation of our Reports in Superior Energy Services, Inc.’s Registration Statements on Form S-8 (Registration Nos. 333-125316, 333-116078, 333-101211, 333-60860, 333-33758, 333-43421, 333-12175, 333-136809, 333-146237, 333-144394, 333-161212,

333-174972, 333-177679, and 333-189130).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

February 27, 2014

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.